Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Series B No Par Preferred Shares Purchase Rights)

of

Tektronix, Inc.

by

Raven Acquisition Corp.

An indirect wholly owned subsidiary

of

Danaher Corporation

at $38.00 Net Per Share in Cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 15, 2007, UNLESS THE OFFER IS EXTENDED.

October 18, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Raven Acquisition Corp., an Oregon corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), to act as Information Agent in connection with the Purchaser’s offer to purchase for cash all the outstanding shares of common stock, without par value and associated Series B No Par Preferred Shares Purchase Rights (the “Shares”), of Tektronix, Inc., an Oregon corporation (“Tektronix”), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 18, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined herein) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated October 18, 2007.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. The letter to shareholders of Tektronix from Richard H. Wills, the President and Chief Executive Officer of Tektronix, accompanied by Tektronix’s Solicitation/Recommendation Statement on Schedule 14D-9.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to the Depositary.

Your prompt action is requested. We advise you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 11.59 p.m., New York City time, on Thursday, November 15, 2007, unless the Offer is extended.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (excluding any Shares issuable upon conversion of the Tektronix Convertible Notes), and (2) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any material applicable foreign statutes or regulations having expired or been terminated.

The Board of Directors of Tektronix has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, holders of Shares and recommends that holders of Shares tender their Shares to the Purchaser pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 2007, among Danaher, the Purchaser and Tektronix (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), the Purchaser will be merged with and into Tektronix (the “Merger”). Following the effective time of the Merger (the “Effective Time”), Tektronix will continue as the surviving corporation and become an indirect wholly owned subsidiary of Danaher and the separate corporate existence of the Purchaser will cease.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Danaher or the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, (2) any Shares held by shareholders who have properly exercised dissenters’ rights, if any, under the OBCA with respect to the Merger) and (3) any Shares held by any wholly owned subsidiary of Danaher (other than the Purchaser), the Purchaser or Tektronix, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger) will, by virtue of the Merger and without any action on the part of holders of Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate formerly representing such Share, less any required withholding taxes.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the

Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Inquiries you may have with respect to the Offer should be addressed to the undersigned, at the address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the undersigned.

Very truly yours,

MACKENZIE PARTNERS, INC.

Nothing contained herein or in the enclosed documents shall constitute you or any other person, the agent of the Purchaser, Danaher, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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